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                                                                    Exhibit 23.2



                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34642) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1995 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-22159) pertaining to the Advanced Lighting Technologies, Inc. Employee Stock Purchase Plan, in the Registration Statements (Form S-8 No. 333-45689 and 333-69641) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-45695) pertaining to the Advanced Lighting Technologies, Inc. 1997 Billion Dollar Market Capitalization Incentive Award Plan, in the Registration Statement (Form S-3 No. 333-58613) pertaining to the Company's securities and securities of ADLT Trust I and in the Registration Statement (Form S-4 No. 333-58621) pertaining to the Company's securities of our report dated September 28, 1998 (except for the tenth paragraph of Note C, as to which the date is March 15, 1999 and except for the information related to the year ended June 30, 1998 included in Note L, as to which the date is April 24,
2000), with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. for the year ended June 30, 1998, included in this Annual Report (Form 10-K) for the year ended June 30, 2000.


                                              /s/ Ernst & Young LLP



Cleveland, Ohio
September 11, 2000